Filed Pursuant to Rule
424(b)(3)
Registration No. 333-185603

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated March 29, 2013

6,530,358 Shares of Common Stock

This prospectus supplement no. 1 supplements the prospectus dated March 29, 2013, relating to the resale by the selling shareholders of 6,530,358 shares of common stock of MISCOR Group, Ltd. , including 8,079 shares issuable upon the exercise of outstanding warrants.

This prospectus supplement incorporates into our prospectus the information contained in our attached quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 9, 2013.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference herein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “MIGL”. As of the last practicable date with trading volume, August 1, 2013, the closing price of our common stock on the OTCQB was $1.49.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2013